EXHIBIT D

AMENDMENT NO. 2 TO
SECURITIES PURCHASE AGREEMENT
This Amendment No. 2 to Securities Purchase Agreement (this “Amendment”), dated as of January 08, 2026, is entered into by and between Elements Corporate Services Limited (“Purchaser”) and David Lazar (the “Selling Party”). All capitalized terms used but not defined herein shall have the meanings set forth in the Purchase Agreement (as defined below).
WITNESETH:
WHEREAS, Purchaser and the Selling Party have entered into that certain Securities Purchase Agreement, dated as of October 2, 2025, as amended by that certain Amendment No. 1 to Securities Purchase Agreement, dated as of December 31, 2025 (the “Purchase Agreement”); and
WHEREAS, Purchaser and Selling Party desire to amend the Purchase Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1. Amendment to Purchase Agreement. Section 4(c) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following:
“The Final Closing shall be held on or before January 15, 2026, or on such other date as the Parties may mutually agree to in writing (the “Final Closing Date”), subject to (i) receipt by the Escrow Agent of the Final Payment and (ii) receipt by the Purchaser from the Company’s transfer agent of the book-entry statement or other source, and the transfer information.”
2. Miscellaneous.
(a) Governing Law. This Amendment shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Law of any other jurisdiction.
(b) Effect on Transaction. The terms and provisions set forth in this Amendment shall amend and supersede the terms and provisions of the Purchase Agreement solely to the extent set forth in Section 1 above, and except as expressly amended in Section 1 above, the Purchase Agreement shall remain in full force and effect.
(c) Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Signature Page Follows

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.
SELLING PARTY

/s/ David Lazar
David Lazar

PURCHASER:

Elements Corporate Services Limited

By: /s/ Wong Man Ching
Name: Wong Man Ching
Title: Director

[Amendment No 2 to Securities Purchase Agreement]